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                                                                    EXHIBIT 10.2

                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                            HOMESPACE SERVICES, INC.,

                          HOMESPACE ACQUISITION COMPANY

                                       AND

                                LENDINGTREE, INC.





                                  JULY 31, 2000







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                               TABLE OF CONTENTS


1.       Definitions...........................................................1

2.       Purchase and Sale of Assets...........................................8

3.       Allocation of Purchase Price.........................................12

4.       The Closing..........................................................12

5.       Representations and Warranties of Seller.............................12

6.       Representations and Warranties of Purchaser and Acquisition Sub......17

7.       Covenants of the Parties.............................................18

8.       Registration Rights..................................................22

9.       Conditions to Obligation of Purchaser.......................... .....24

10.      Conditions to Obligation of Seller...................................26

11.      Indemnification......................................................27

12.      Confidentiality; Public Announcements................................29

13.      Termination..........................................................29

14.      Brokers..............................................................30

15.      Notices..............................................................30

16.      Bulk Transfer Compliance.............................................31

17.      Miscellaneous........................................................31



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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made and entered into as of July 31, 2000 (this "Agreement"), by and among HOMESPACE SERVICES, INC., a Florida corporation ("Seller"), LENDINGTREE, INC., a Delaware corporation ("Purchaser"), and HOMESPACE ACQUISITION COMPANY, a Delaware corporation and wholly owned subsidiary of Purchaser ("Acquisition Sub"). Seller, Purchaser and Acquisition Sub are sometimes referred to individually as a "Party" and collectively as the "Parties."

                              STATEMENT OF PURPOSE

         Seller is an e-commerce company that maintains a web site offering consumers access to real estate broker referral services (the "Real Estate Line"), residential mortgage loans (the "Mortgage Line") and a full array of related home services (the "Home Services Line"). Purchaser desires to purchase certain of the assets of Seller related to the Real Estate Line and the Home Services Line (the "Business"). The purpose of this Agreement is to set forth the terms and conditions upon which Seller has agreed to sell to Purchaser, and Purchaser has agreed through the Acquisition Sub to purchase and pay for, such assets and assume certain liabilities and obligations in connection with the Business.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Parties do hereby agree as follows:

         1. Definitions. The following terms shall have the meanings set forth below:

         "Affiliate" means a Person, directly or indirectly, under the control of, controlled by or under common control with another Person.

         "Affinity Contracts" has the meaning set forth in the definition of "Assets."

         "Alternative Transaction" has the meaning set forth in Section 13(d).

         "Arbitrating Accountant" has the meaning set forth in Section 2(b)(ii)(B).

         "Assets" means the following assets:

                  (i) all referral contracts between any of the HomeSpace Companies and the members of its real estate broker network (the "Referral Contracts"), a list of which is attached as Schedule 1(a);

                  (ii) all contracts between any of the HomeSpace Companies and the providers of home services (the "Home Services Contracts"), a list of which is attached as Schedule 1(b);
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                  (iii) all of Seller's contracts with Costco Companies, Inc.
         and its affiliates, and Delta Airlines, Inc. (the "Affinity
         Contracts");

                  (iv) the accounts receivable and proceeds thereof listed on
         Schedule 1(c) (the "Receivables");

                  (v) to the extent assignable pursuant to applicable law, all of Seller's federal, state and local permits, authorizations, certificates, approvals, registrations, franchises, grants and licenses (but excluding the real estate brokerage licenses and all licenses related to the Mortgage Line) held for the conduct of the Business (the "Licenses");

                  (vi) all rights to the "HomeSpace" name (subject to Section 7(b)(ii) below) and related goodwill;

                  (vii) as used in the Business, all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, applications, registrations and applications for registration, (B) registered or unregistered trademarks, service marks, trade dress, logos, trade names, brand names, corporate names, registration or applications for registration thereof, (C) copyrights, copyright registrations or applications for registration thereof, (D) mask works or registration or applications for registration thereof, (E) computer software, data or documentation (including applications and operating systems software and all intellectual property rights required to operate such applications and software (other than off-the-shelf software listed on Schedule 1(d)), (F) licenses or franchises from nongovernmental third Persons, (G) trade secrets or confidential information, know-how, technical drawings, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer lists and information, (H) the website, URLs, code and other rights relating specifically to the website located at www.homespace.com, (I) the goodwill of the Business included in connection with any of the foregoing, (J) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the Laws of all jurisdictions) and (K) copies and tangible embodiments of any of the foregoing (the "Intellectual Property");

                  (viii) all records, invoices and other documents and information necessary to the ownership of the Assets and operation of the Business, including all purchase orders, invoices, referrals and contracts (the "Books and Records") subject to Section 7(b)(i);

                  (ix) all telephone numbers, facsimile numbers and post office boxes now in use, other than those in use in Seller's Pasadena, California location that are not currently used by customers of the Business; and

                  (x) all other tangible and intangible assets (other than the Retained Assets) relating to or used in the Business, including the assets set forth on Schedule 1(e).


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         "Assumed Liabilities" means the following Liabilities of Seller only and no other Liabilities whatsoever:

                  (i) liabilities arising on or after the Closing Date under the Referral Contracts, the Affinity Contracts and the Home Services Contracts;

                  (ii) accrued expenses relating to the Assets up to $105,000;
                  and

                  (iii) the $200,000 Costco notes payable (with respect to which $200,000 of principal and approximately $28,000 of accrued interest is owed as of the date hereof).

         "Assumption Notice" has the meaning set forth in Section 11(e)(ii).

         "Bankruptcy Proceeding" means, with respect to any of the HomeSpace Companies, (i) the commencement of a voluntary case under the federal bankruptcy laws, (ii) the filing of a petition seeking to take advantage of any other laws relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, (iii) consenting to any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, (v) the making of a general assignment for the benefit of creditors, or (vi) the taking of any corporate action for the purpose of authorizing any of the foregoing.

         "Basket Amount" has the meaning set forth in Section 11(d).

         "Books and Records" has the meaning set forth in the definition of Assets.

         "Business Combination" means (1) any merger, consolidation or similar transaction in which Seller is a party or that directly or indirectly relates to Seller, the Business or any interest therein, or (2) any direct or indirect sale or disposition of any equity interest in Seller or a disposition of a material portion of the Assets.

         "Closing" means the consummation of the transactions contemplated by this Agreement.

         "Closing Balance Sheet" has the meaning set forth in Section 2(b)(i).

         "Closing Date" means August 1, 2000 or such later date on which all the conditions of Closing herein are satisfied and that the Parties agree as being the date on which the Closing is to take place.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and rules and regulations promulgated thereunder.

         "Code" means the Internal Revenue Code of 1986, as amended, and rules and regulations promulgated thereunder.

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         "Commission" means the Securities and Exchange Commission.

         "Commission Filings" has the meaning set forth in Section 6(e).

         "Covered Action" has the meaning set forth in Section 11(e)(i).

         "Default" means an event of default, as defined in any contract or other agreement or instrument, or any event which, with the passage of time or the giving of notice or both, would constitute an event of default or other breach under such document or instrument.

         "Dispute" has the meaning set forth in Section 2(b)(ii).

         "Dispute Notice" has the meaning set forth in Section 2(b)(ii).

         "Dispute Period" has the meaning set forth in Section 2(b)(ii).

         "Employment Agreements" means agreements, understandings or contracts with any Person, whether written or oral, to which Seller is a party relating to employment, non-competition, management, agency or consulting, severance including with respect to the payment of bonuses or incentives.

         "Encumbrances" means all claims, mortgages, pledges, liens, encumbrances, security interests and adverse interests of every nature whatsoever.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means a corporation that is or was a member of a controlled group of corporations with Seller within the meaning of section 4001(a) or (b) of ERISA or section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate, limited liability company or corporation) that is under common control with Seller within the meaning of section 414(m) of the Code, or a trade or business which, together with Seller, is treated as a single employer under section 414 of the Code.

         "Escrow Agreement" means the Escrow Agreement to be entered into by and among the Parties hereto and First Union National Bank, as escrow agent, in substantially the form attached hereto as Exhibit A.

         "Escrow Cash" has the meaning set forth in Section 2(a)(i)(C).

         "Escrow Shares" has the meaning set forth in Section 2(a)(i)(D).

         "Financial Statements" means (i) the audited balance sheet and statements of operations, stockholders' equity (deficit) and cash flows of AmeriNet Financial Systems, Inc. as of and for the fiscal years ended March 31, 1998 and 1999, (ii) the unaudited balance sheet and statements of operations, stockholders' equity (deficit) and cash flows of Seller as of and for the fiscal year ended March 31, 2000 and (iii) the unaudited balance sheet and statements of operations of


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Seller as of and for the two-month period ended May 31, 2000 (the "Interim
Financial Statements"), all of which are attached hereto as Schedule 1(f). The unaudited Financial Statements do not contain footnotes or year-end adjustments.

         "GAAP" means Generally Accepted Accounting Principles applied on a basis consistent with the preparation of the Financial Statements.

         "Generally Accepted Accounting Principles" has the meaning ascribed to it from time to time by the American Institute of Certified Public Accountants.

         "Governmental Body" means any federal, state, provincial, municipal or other governmental department, commission, board, bureau, authority, court, agency or instrumentality, domestic or foreign.

         "Home Services Contracts" has the meaning set forth in the definition of "Assets".

         "HomeSpace Companies" means Seller, HomeSpace Delaware, Inc., a Delaware corporation, and HomeSpace, Inc., a Delaware corporation.

         "Indebtedness" means as to any Person at any time: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all capital lease obligations of such Person, (e) all Indebtedness or other obligations of others guaranteed by such Person, (f) all obligations secured by any Encumbrance on property owned or acquired by such Person, and (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments.

         "Indemnified Party" has the meaning set forth in Section 11(e)(i).

         "Indemnifying Party" has the meaning set forth in Section 11(e)(i).

         "Intellectual Property" has the meaning set forth in the definition of Assets.

         "Interim Balance Sheet" means the unaudited balance sheet of Seller dated May 31, 2000 contained in the Financial Statements.

         "Interim Financial Statements" has the meaning set forth in the definition of Financial Statements.

         "Knowledge" means actual knowledge or knowledge that any Person reasonably should have by reason of his or her position. The Knowledge of Seller shall include the Knowledge of all senior executives of Seller at the level of Senior Vice President and above.


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         "Law" or "Laws" means any federal, state, local or foreign laws, ordinance, rules, regulations or Order.

         "LendingTree Common Stock" means the common stock, $.01 par value, to be issued by Purchaser pursuant to this Agreement.

         "Liability" or "Liabilities" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued or liquidated or unliquidated), including Indebtedness and liability for Taxes.

         "Licenses" has the meaning set forth in the definition of "Assets".

         "Loss" or "Losses" means any loss, claim, demand, damage, penalty, fine, cost, settlement payment, Liability, Tax, Encumbrance, diminution of value, expense, fee, court costs or attorneys' fees and expenses.

         "Material Adverse Effect" means a materially adverse effect on the Business or Assets, taken as a whole, or an effect which could reasonably foreseeably impair the ability of Seller to perform any material obligation under this Agreement.

         "Order" means any order, writ, injunction, decree, judgment, award, determination, request for information, direction or demand issued, promulgated, approved, entered or delivered by any Governmental Body.

         "Person" means any natural person, corporation, limited liability company, partnership, unincorporated association, firm, trust or other entity.

         "Purchase Price" has the meaning set forth in Section 2(a)(i).

         "Purchase Price Adjustment" has the meaning set forth in Section 2(a)(ii).

         "Qualified Holders" has the meaning set forth in Section 8(a).

         "Receivables" has the meaning set forth in the definition of Assets.

         "Referral Contracts" has the meaning set forth in the definition of "Assets".

         "Registrable Shares" has the meaning set forth in Section 8(a).

         "Related Party" has the meaning set forth in Section 5(l).

         "Retained Assets" means those assets of Seller identified below which shall be retained by Seller and shall not be a part of the Assets purchased by
Purchaser:

                  (i) all cash and deposits;

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                  (ii) all real estate broker and mortgage broker licenses;

                  (iii) all telecommunications and computer equipment subject to any lease obligations;

                  (iv) all assets relating to the Mortgage Line;

                  (v) all off-the-shelf software listed on Schedule 1(d); and

                  (vi) all other assets not related to the Business (including, but not limited to, tax refunds, insurance policies, binders, claims, trust accounts, prepaid expenses, mortgage loans receivable and other employee loans receivable, financial statements, corporate organizational documents, correspondence relating to corporate and shareholders affairs, all rights and interests relating to the Retained Assets or any liabilities other than Assumed Liabilities, including claims, causes of action and rights of recovery or set-off, trust fund related to the HomeSpace, Inc. 401(k) savings plan, and all of Seller's rights under this Agreement).

         "Securities Act" means the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.

         "Seller Cash Payment" has the meaning set forth in Section 2(a)(i)(B).

         "Service Fees" has the meaning set forth in Section 7(b)(v).

         "Stock Consideration" has the meaning set forth in Section 2(a)(i)(E).

         "Subsidiary" means any Person, at least a majority of the voting stock or other voting or management power of which is owned, directly or indirectly, by another Person, or which is otherwise directly or indirectly controlled by such other Person.

         "Tangible Assets" means the assets listed on Schedule 1(e).

         "Tax Returns" means all returns, reports or claims for refunds with respect to Taxes.

         "Taxes" means all types of taxes of any kind, including income, franchise, gross receipt, transfer, value added, sales, use, wage and/or employment or unemployment, excise, disability, real and personal property, superfund, capital or other taxes, levies, imports, duties, license and registration fees, assessments, and governmental charges of any nature whatsoever relating to or in lieu of any of the foregoing, together with any interest, penalties, fines, assessments and deficiencies related thereto.

         "Trade Payables" has the meaning set forth in Section 2(c).

         "Transfer" has the meaning set forth in Section 2(a)(iv).


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         "Year 2000 Compliant" has the meaning set forth in Section 5(r).

         2. Purchase and Sale of Assets. At the Closing, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Assets, upon the terms and subject to the conditions of this Agreement.

         (a)      Purchase Price.

                  (i) Payment of Purchase Price. The purchase price (the "Purchase Price") to be paid by Purchaser for the purchase of the Assets shall be payable as follows:

                           (A) On the Closing Date, Acquisition Sub shall assume
                  the Assumed Liabilities;

                           (B) On the Closing Date, Purchaser shall wire
                  transfer One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) to an account designated by Seller (the "Seller Cash Payment");

                           (C) On the Closing Date, Purchaser shall deliver to
                  First Union National Bank, as escrow agent, Four Million Two Hundred Thousand Dollars ($4,200,000) (the "Escrow Cash") for payment of the Trade Payables (other than obligations with respect to employee severance) in accordance with the Escrow Agreement;

                           (D) On the Closing Date, Purchaser shall deliver to
                  Escrow Agent a duly executed stock certificate of Purchaser representing that number of shares of LendingTree Common Stock with a value (calculated in the manner contemplated by subsection (iii) below) of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Escrow Shares");

                           (E) On the Closing Date, Purchaser shall deliver to
                  Seller a duly executed stock certificate of Purchaser representing that number of shares of LendingTree Common Stock with a value (calculated in the manner contemplated by subsection (iii) below) of Four Million Three Hundred Thousand Dollars ($4,300,000) minus $156,146, the amount of the estimated Purchase Price Adjustment (the "Stock
                  Consideration"); and

                           (F) The Parties agree that as soon as possible after
                  signing the Agreement, Purchaser shall wire transfer Two Hundred Fifty Thousand Dollars ($250,000) to an account designated by Seller (it being understood that (1) if the Closing does not occur on or before August 2, 2000 as a result of failure of the conditions in Sections 9(g), 9(k), 10(a) or 10(b), the funds advanced under this Section 2(a)(i)(F) shall be forfeited by Purchaser, and (2) if the Closing does not occur for any other reason, the funds advanced under this
                  Section 2(a)(i)(F) shall be reimbursed to Purchaser within two business days after termination of the Agreement).


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                  (ii) Purchase Price Adjustment. At least one business day
         prior to the Closing, Purchaser shall, based on the most recent financial information furnished to it by Seller, estimate in good faith the amount of the Purchase Price Adjustment (defined below) and shall notify the Seller thereof. "Purchase Price Adjustment" means that amount equal to (A) the book value of the Tangible Assets less (B) the amount of the Assumed Liabilities, which shall be determined on a basis consistent with the accounting principles used in the preparation of the Financial Statements and the Interim Balance Sheet.

                  (iii) Value of LendingTree Common Stock. For purposes of this Agreement, the LendingTree Common Stock shall be given the value equal to the average closing price of the LendingTree Common Stock as reported on the NASDAQ National Market for the ten trading days ending two business days before the Closing.

                  (iv) Restricted Stock. The shares of LendingTree Common Stock delivered pursuant to Section 2(a)(i)(C) and (D) have not been registered under the Securities Act or any state securities laws and may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of (collectively, "Transfer") unless (A) they are registered with the Commission or (B) (1) an exemption under federal and state securities laws is available, (2) Seller shall have delivered an opinion of counsel reasonably acceptable to Purchaser to such effect and (3) Purchaser shall have otherwise consented to such Transfer. Without limiting the foregoing, (A) Seller will not dissolve or liquidate or permit its board of directors to adopt resolutions relating to such a dissolution or liquidation within one year after the Closing Date and (B) Seller will not distribute the LendingTree Common Stock to be received by it hereunder to its, or any of its Affiliates', stockholders without Purchaser's written consent. Purchaser's right to consent to any Transfer or distribution pursuant to this section (iv) shall not be unreasonably withheld. Such consent shall be given within three business days of delivery to Purchaser of the required opinion of counsel. Purchaser may withhold its consent only if it determines in good faith that such Transfer or distribution would violate applicable federal or state securities laws. If any such consent is withheld, Purchaser shall provide Seller in writing with the substantive analysis supporting such determination to withhold consent. The certificates representing such shares shall bear a legend to the following effect:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION THEREFROM IN THE MANNER CONTEMPLATED BY THE ASSET PURCHASE AGREEMENT DATED AS OF JULY 31, 2000 BY AND AMONG LENDINGTREE, INC. AND THE OTHER PARTIES THERETO


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         (b) Closing Balance Sheet and Final Purchase Price Adjustment.

                  (i) Closing Balance Sheet. Within 60 days after the Closing, Purchaser shall prepare and deliver to Seller a balance sheet reflecting the book value of the Tangible Assets and the amount of the Assumed Liabilities (the "Closing Balance Sheet") as of the close of business on the business day immediately preceding the Closing Date. The Closing Balance Sheet shall be accompanied by a calculation of the Purchase Price Adjustment.

                  (ii)     Closing Balance Sheet Disputes.

                           (A) Seller shall have 15 days after receipt of the
                  Closing Balance Sheet from Purchaser (the "Dispute Period") to dispute any of the elements of, or amounts reflected on, the Closing Balance Sheet or in the calculation of the Purchase Price Adjustment (a "Dispute"). In Seller's review of the Closing Balance Sheet, Purchaser shall reasonably cooperate with Seller to provide the relevant financial information used in such determination. If Seller does not give written notice to Purchaser of a Dispute within the Dispute Period (a "Dispute Notice"), or Seller delivers written notice to Purchaser of approval of the Closing Balance Sheet and calculation of the Purchase Price Adjustment before the end of the Dispute Period, the Closing Balance Sheet and the Purchase Price Adjustment shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered by Purchaser, and shall be final and binding upon the Parties. If Seller has a Dispute, Seller shall give Purchaser a Dispute Notice within the Dispute Period setting forth in reasonable detail the elements and amounts with which it disagrees. Within 15 days after delivery of such Dispute Notice, the Parties shall attempt to resolve such Dispute and agree in writing upon the final content of the disputed Closing Balance Sheet or calculation of the Purchase Price Adjustment.

                           (B) If Seller and Purchaser are unable to resolve any
                  Dispute within the thirty (30) day period after Purchaser's receipt of a Dispute Notice, the Charlotte, North Carolina office of the certified public accounting firm of Deloitte & Touche, LLP (the "Arbitrating Accountant") shall be engaged as arbitrator hereunder to settle such Dispute as soon as practicable. In the event the Arbitrating Accountant is unwilling or unable to serve as the Arbitrating Accountant, the Parties shall select by mutual agreement another nationally recognized certified public accounting firm which is not rendering (and during the preceding two-year period has not rendered) services to any of the Parties, to serve as the Arbitrating Accountant. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant's award with respect to any Dispute shall be final and binding upon the Parties (in the absence of fraud or manifest error) and judgment may be entered on the award. The fees and expenses of the Arbitrating Accountant shall be allocated between Seller and Purchaser so that


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                  Seller's share of such fees and expenses shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of such fees and expenses and where (ii) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Arbitrating Accountant), and the denominator of which is the total amount in dispute. The Purchaser shall bear the balance of the Arbitrating Accountants' fees and expenses. Upon the resolution of all Disputes, the Closing Balance Sheet and/or calculation of the Purchase Price Adjustment shall be revised to reflect such resolution.

                  (iii) Adjustment to Stock Consideration. Promptly after final resolution of the Closing Balance Sheet and calculation of the Purchase Price Adjustment as provided in Section 2(b)(ii) above, Seller and Purchaser shall make appropriate adjustments in the Stock Consideration based on such final amounts. If the actual amount of the Purchase Price Adjustment was greater than the estimated amount thereof (i.e., resulting in a greater reduction in the consideration deliverable pursuant to Section 2(a) above), the Seller shall promptly transfer to Purchaser that number of shares of Lending Tree Common Stock with a value (calculated pursuant to subsection (a)(ii) above) equal to the amount by which the final Purchase Price Adjustment amount exceeds the estimated amount. If the actual amount of the Purchase Price Adjustment was less than the estimated amount thereof, the Purchaser shall promptly issue to Seller a stock certificate representing that number of shares of LendingTree Common Stock with a value (calculated in the manner contemplated by subsection (a)(ii) above) equal to the amount by which the final Purchase Price Adjustment amount exceeds the estimated amount.

                  (iv) Revenues Related to Certain Transactions in Process. After the Closing Date, the revenues generated by real estate referral transactions initiated by Seller prior to the Closing Date (as set forth on Schedule 2(b)(iv)) shall be allocated to Seller, which shall be entitled to receive all net revenues (gross revenues less consumer rebates or incentive payments) related to the real estate referral transactions initiated by Seller prior to the Closing Date.

         (c) No Other Liabilities Assumed by Purchaser. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall not assume or become liable for any Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities, and Seller or the applicable Affiliates shall pay, satisfy and perform all of such other Liabilities as and when due. Without limiting the foregoing, Purchaser is not assuming any liabilities relating to:
(i) the real property leases for the facilities located at 6200 South Syracuse Street and 5680 Greenwood Plaza Boulevard, Englewood, Colorado and 251 South Lake Avenue, Pasadena, California, (ii) leases for telecommunications and computer hardware, (iii) the Mortgage Line (including liabilities related to the mortgage warehouse financing facility), (iv) any employment agreements or other benefit programs or arrangements currently in place (including any liabilities relating to the Seller's 401(k) plan), (v) WARN Act violations, employee severance or any other amounts owed to Seller's employees (subject to Section 7(b)(vi) below), (vi) the Series D Preferred Notes payable, (vii) the Lehman Brothers engagement letter, (viii) any accounts payable, (ix) all amounts owed to any holders of securities of, or any officers or directors of, each of the HomeSpace Companies, (x) Taxes that are owed by Seller or any of its Affiliates or that otherwise relate to the conduct of the

Business prior to the Closing Date, (xi) HomeSpace's expenses in connection with the Acquisition (including those owed to its attorneys, accountants, investment bankers and other financial advisors), (xii) any amounts owed in connection with the claim made by Leon Stambler regarding a potential patent infringement,
(xiii) any amounts owed to Seller's creditors including, without limitation, the amounts owed to creditors or other third parties listed on Schedule 2(c) (the "Trade Payables"), (xiv) any amounts owed to Gary Stines, (xv) obligations owed to Starwood Hotels & Resorts Worldwide, Inc. and Alaska Airlines, Inc. and (xvi) any litigation, claims or disputes relating to any of the foregoing.

         3. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as reasonably determined by Purchaser and set forth on a schedule to be prepared and submitted by Purchaser to Seller within 60 days after the date hereof. Purchaser and Seller agree that each will report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation and that neither Purchaser nor Seller will take any position inconsistent with such allocation unless otherwise required by applicable Law. If the Stock Consideration is adjusted pursuant to Section 2(b)(iii), the allocation will be proportionately adjusted to reflect such increase or decrease, as the case may be.

         4. The Closing. The Closing shall be completed and the Seller Cash Payment received by 5:00 p.m. E.D.T. on Wednesday August 2, 2000. The Closing shall be accomplished by exchange of signature pages on all documents required to be delivered at the Closing followed by next-day delivery of two (2) original signature pages for each such document.

         5. Representations and Warranties of Seller . Seller hereby represents and warrants as follows:

         (a) Organization. Seller is a corporation duly organized and validly existing and in good standing under the Laws of Florida. Seller has all requisite power and authority to own or lease its properties and assets as now owned or leased, to carry on the Business as and where now being conducted and to enter into this Agreement and perform its obligations hereunder. The copies of Seller's articles of incorporation and bylaws, as amended to date, which have been delivered to Purchaser, are correct and complete and are in full force and effect.

         (b) Noncontravention; Enforceability. Except as set forth on Schedule 5(b), the execution, delivery and performance of this Agreement and all instruments and documents to be delivered by Seller hereunder (i) are within the power and authority of Seller, (ii) do not require the consent or approval of, or filing, registration or qualification with, any Governmental Body or any other Person other than as otherwise provided herein, (iii) will not conflict with any of the terms, conditions or provisions of the articles of incorporation or bylaws of any HomeSpace Company, (iv) will not violate any Laws of any Governmental Body, (v) will not conflict with, result in the breach of, or constitute a Default under any material indenture, mortgage, deed of trust, lease, agreement, contract, license or other instrument relating to the Business, the Assets or Assumed Liabilities to which any HomeSpace Company or any of their respective properties are bound and (vi) will not result in the creation or imposition of any Encumbrance upon any of the Assets, other than as contemplated by this Agreement and the documents executed in connection with the transactions contemplated hereby. This Agreement and the agreements and other instruments to be entered into a connection herewith have been duly authorized, executed and delivered by Seller and constitute, or will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, except as (A) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws which affect the enforceability of creditors' rights generally, and (B) general equitable principles and general standards of commercial reasonableness.

         (c) Title to Assets. Seller has good, valid and marketable title to all of the Assets and none of the Assets are subject to, and the consummation of the transactions contemplated hereby (including the transfer of the Assets to Purchaser) shall not create, any Encumbrance with respect to the Assets, except as disclosed on Schedule 5(c) hereto. Except as disclosed on Schedule 5(c) hereto, each lease or license of an Asset is a valid and subsisting obligation enforceable in accordance with its terms and fully transferable to Purchaser at Closing. No Affiliate, director, officer or employee of Seller nor any third Person owns or has any rights in any Asset.

         (d) No Litigation; Observance of Laws. Except as set forth on Schedule 5(d) hereto, there is no litigation, at law or in equity, or any proceeding before any Governmental Body or any arbitration pending or, to the knowledge of Seller, threatened against or relating to Seller and the Assets, or which seeks to enjoin the consummation of, or questions the validity of, any of the transactions contemplated hereby, and no Order of any Governmental Body or arbitrator has been issued against or binds the Seller which has, or could have, a Material Adverse Effect. Seller is not in violation of or Default with respect to any Order of any arbitrator or Governmental Body and, to the Knowledge of Seller, there is no basis for the declaration of any such violation or Default. Seller has, to its Knowledge, conducted the Business so that it is in compliance with all Laws, except where the failure to so comply could not be reasonably expected to have a Material Adverse Effect.

         (e) Taxes and Tax Returns. There are no Encumbrances for Taxes upon any of the Assets of Seller (except for current Taxes not yet due) and Seller has complied with all Tax Laws except where the failure to comply would not have a Material Adverse Effect.

         (f) Financial Statements. Seller has delivered to Purchaser correct and complete copies of the Financial Statements. The Financial Statements present fairly, in all material respects, the financial condition of Seller as of the dates thereof and its results of operations, changes in stockholders' equity and cash flows for the periods indicated, in accordance with GAAP (except that the Interim Financial Statements and unaudited Financial Statements as of March 31, 2000 omit footnotes and are subject to normal year-end adjustments that do not vary significantly in nature or amount from prior year-end adjustments).

         (g) Conduct of the Business. Except as set forth on Schedule 5(g), since June 30, 2000:

                  (i) Seller has not incurred any Indebtedness or other Liabilities in excess of $25,000 (other than trade payables incurred in the ordinary course of business);

                  (ii) Seller has not acquired or sold any material amount of assets or created or permitted to exist any Encumbrances on its assets except in the ordinary course of business;

                  (iii) Seller has not declared any dividends or made any distributions to its stockholders; and

                  (iv) There has not been any change in Seller's business relationships with respect to the Referral Contracts, the Affinity Contracts or the Prism Contract that would be reasonably expected to have a Material Adverse Effect.

         (h) Accounts Receivable. All Receivables represent valid obligations arising from sales actually made or services actually performed in the ordinary course of Business and are collectible within 90 days after the Closing Date.

         (i) No Default. Except as set forth on Schedule 5(i), there exists no event or condition which constitutes, or which as a consequence of the execution and performance of this Agreement, could constitute a Default or event of termination under or result in the acceleration of or the creation in any Person the right to accelerate, modify or cancel any material mortgage, indenture, lease, contract, agreement, instrument, judgment, decree, or Order to which Seller is a party or by which it or any of its assets are bound and which relate to the Business or the Assets.

         (j) No Right of Action. The execution of this Agreement and the other agreements contemplated hereby and the completion of the transactions contemplated hereby and thereby, shall not cause Purchaser or any of its Subsidiaries or Affiliates to be liable for damages to any other Person or give such Person any equitable right against any of them or any of their respective assets by reason of any agreement or arrangement to which Seller is a party except for those agreements which are Assumed Liabilities.

         (k) Compliance with Employment Laws. Seller and each of its ERISA Affiliates has complied with all Laws related to employees and employee benefits (including COBRA and the Worker Adjustment and Restraining Notification Act), except where the failure to comply would not have a Material Adverse Effect or would not result in the imposition of any Encumbrance on the Assets.

         (l) Dealings with Affiliates. No officer, director or shareholder of Seller, or any Affiliate of any such officer, director or shareholder (each, a "Related Party"), (i) has any interest in any of the Assets or (ii) has any contractual or other claim, express or implied, of any kind whatsoever against Seller that relates to the Business or the Assets.

         (m) Agreements. Schedule 5(m) hereto sets forth a list of all agreements, contracts or commitments related to the conduct of the Business. True, correct and complete copies of all such contracts have been delivered to Purchaser. Except as set forth on Schedule 5(i) hereto, Seller is not in default under any such agreement, contract or commitment or under any other obligation that could have a Material Adverse Effect.

         (n) Severance Obligations. Schedule 7(b)(vi) hereto sets forth a list of all employees of Seller who may have any claim or entitlement to severance benefits if their employment with Seller or any successor to the Business or Assets is terminated.

         (o)      Intellectual Property.

                  (i) Schedule 5(o) identifies (A) each patent, copyright or trademark registration which has been issued to or is owned by Seller or any employee of Seller with respect to any Intellectual Property used in, relating to or arising out of the Business; (B) each pending patent, copyright or trademark application for registration which Seller has made or which Seller or any employee of Seller owns with respect to any Intellectual Property used in, relating to or arising out of the Business; (C) with respect to each such patent, copyright or trademark registration or application, the jurisdiction or jurisdictions where such filings have been made; (D) each domain name, website or URL used or relating to the Business or Assets; and (E) each license or other agreement pursuant to which Seller has granted any rights to, or has been granted any rights by, a third Person with respect to any such Intellectual Property. Seller has delivered to Purchaser correct and complete copies of all such licenses and agreements and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item, as well as all patents, copyright and trademark registrations and applications.

                  (ii) Seller owns or has the right to use all Intellectual Property. Upon the Closing, each such item of Intellectual Property owned by Seller immediately prior to the Closing will be owned by Purchaser immediately following the Closing and each such item of Intellectual Property otherwise available for use by Seller immediately prior to the Closing will be available for use by Purchaser on identical terms and conditions, immediately following the Closing. Seller has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property, and to maintain in confidence all trade secrets and confidential information that it owns or uses in connection with the Business. No other Person has any rights to any of the Intellectual Property (except pursuant to agreements or licenses specified in Schedule 5(o)), and, to the Knowledge of Seller, no other Person is infringing, violating or misappropriating any of the Intellectual Property and Seller has not infringed or violated any intellectual property rights of any other Person or received notice of such. Seller has the right and authority to cause Douglas Grey and Richard Ward to assign to Purchaser the patent applications owned by them described in Schedule 5(o).

         (p) Audits and Investigations. Seller has delivered to Purchaser all responses to auditors' inquiry letters received in the past three years and all letters to Seller from the auditors during such period. Schedule 5(p) hereto identifies all correspondence received from a Governmental Body in the past three years relating to regulatory compliance reviews, audits or investigations.

         (q) Product and Service Warranties. Seller has not made any warranties with respect to assets sold by it or with respect to services provided to third parties in connection with the

Business other than those warranties expressly made in the literature accompanying such products or services, copies of which are attached hereto as
Schedule 5(q).

         (r) Year 2000 Compliance. To Seller's knowledge, none of the computer software, computer firmware, computer hardware or other similar or related items of automated, computerized or software systems that are Assets used or relied on by Seller in the conduct of the Business will materially malfunction, cease to function, generate incorrect data or produce incorrect results when processing, providing or receiving date-related data in connection with any date in the twentieth and twenty-first centuries ("Year 2000 Compliant").

         (s)      Securities Law Matters.

                  (i) The LendingTree Common Stock to be acquired by Seller pursuant to this Agreement is being acquired for Seller's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws;

                  (ii) Seller is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the LendingTree Common Stock;

                  (iii) Seller is aware that transfer of the LendingTree Common Stock may not be possible because the shares of LendingTree Common Stock issued pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act and such state securities laws or an exemption from such registration is available;

                  (iv) Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of LendingTree Common Stock and has had full access to such other information concerning the Purchaser as it has requested (including copies of Purchaser's Commission Filings); and

                  (v) Seller does not plan on distributing the shares of LendingTree Common Stock received by it hereunder to its shareholders in violation of the Securities Act or any applicable state securities laws.

         (t) Referral Contracts. Schedule 1(a) hereto sets forth a list of all Referral Contracts. There are no obligations to pay any termination fees under
Section 12 (or similar provision) of any of the Referral Contracts.

         (u) Keycorp Leasing. The maximum amount owing to Keycorp Leasing under any lease or other agreement between Seller and Keycorp Leasing, including any outstanding balance, interest, fees, penalties or acceleration clauses, is $336,000 (the "Keycorp Obligation"). The Keycorp Obligation is personally guaranteed by Eric Cunliffe, W.P. Yeager and John Pembroke.

         6. Representations and Warranties of Purchaser and Acquisition Sub. Purchaser and Acquisition Sub jointly and severally represent and warrant to Seller as follows:

         (a) Organization. Purchaser is a corporation duly organized and validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. Acquisition Sub is a corporation duly organized and validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

         (b) Noncontravention; Enforceability. The execution, delivery and performance of this Agreement and all instruments and documents to be delivered by Purchaser and Acquisition Sub hereunder (i) are within the power and authority of each of Purchaser and Acquisition Sub, (ii) do not require the prior consent or approval of or filing with any Governmental Body, or any other Person other than as otherwise specifically provided herein, (iii) will not conflict with any of the terms, conditions or provisions of the certificates of incorporation or bylaws of Purchaser or Acquisition Sub, (iv) will not violate any Laws of any Governmental Body and (v) will not conflict with, result in the breach of, or constitute a Default under any material indenture, mortgage, deed of trust, lease, agreement, contract, license or other instrument to which Purchaser or Acquisition Sub is bound. This Agreement, and the agreements and other instruments to be entered into in connection herewith have been duly authorized, executed and delivered by Purchaser and Acquisition Sub and constitute, or will constitute, the legal, valid and binding obligations of each of Purchaser and Acquisition Sub; enforceable against each in accordance with their respective terms, except as (A) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws which affect the enforceability of creditors' rights generally, and (B) general equitable principles and general standards of commercial reasonableness.

         (c) No Litigation. There is no litigation, at law or in equity, or any proceeding before any Governmental Body or any arbitration pending or, to the knowledge of Purchaser, threatened against or relating to Purchaser or Acquisition Sub, or which seeks to enjoin the consummation of, or questions the validity of, any of the transactions contemplated hereby, and no Order of any Governmental Body or arbitrator has been issued against or binds the Purchaser which has, or could have, a Material Adverse Effect.

         (d) LendingTree Common Stock. The shares of LendingTree Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

         (e) Commission Filings. The Purchaser has heretofore made available to Seller true and complete copies of (i) its Registration Statement on Form S-1 (Registration No. 333-91839), and (ii) its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 (together, the "Commission Filings"). The Commission Filings did not (as of their respective filing dates) and, taken as a whole (giving effect to updated information in the Form 10-Q), do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There have been no material changes in the business of the Purchaser that have not been disclosed in Commission Filings.

         7. Covenants of the Parties.

         (a) Pre-Closing Covenants. The Parties agree as follows with respect to the period from the date of execution of this Agreement to the Closing Date:

                  (i) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

                  (ii) Operation of Business. Seller shall not take any action, or enter into any transaction, outside the ordinary course of the business with respect to the Assets; without limiting the foregoing, Seller shall (A) continue processing real estate applications, (B) maintain good relationships with the parties to the Affinity Contracts,
         (C) protect the Assets from any diminution in value, (D) assist in the retention of key employees identified by Purchaser and (E) not incur any (1) secured indebtedness or (2) other indebtedness over $25,000 without the written consent of Purchaser.

                  (iii) Notice of Developments. Each Party will give prompt notice to the others of any material adverse development causing a breach of any of its representations and warranties in this Agreement.

                  (iv) Access. Purchaser, through its employees, advisors and other representatives, shall have access to the properties, personnel, books, records and documents of Seller to the extent reasonably related to the transactions contemplated hereby.

                  (v) Exclusivity. Neither Seller nor any of its Affiliates, employees, representatives or agents will take, directly or indirectly, any action with respect to the Business to assist, solicit, negotiate, encourage, accept or otherwise pursue any offer or inquiry from any Person to engage in a Business Combination other than the transactions contemplated hereby. If, prior to the Closing, Seller receives any offer or proposal relating to a Business Combination, it will immediately notify Purchaser of all or the material terms thereof. If Seller or any of its Affiliates breaches the foregoing, Purchaser shall be entitled to be reimbursed for all of its out-of-pocket fees and expenses in connection with its pursuit of the transaction contemplated hereby in addition to any amounts due Purchaser pursuant to Section 13(d).

                  (vi) Notice of Termination. Seller shall terminate all employees of Seller that Purchaser is hiring as of the Closing Date by written notice effective immediately prior to Closing.

         (b) Closing and Post-Closing Covenants. The Parties agree as follows with respect to the Closing and the period thereafter:

                  (i) General. On the Closing Date, Seller shall deliver to Purchaser all original Books and Records, agreements and documents relating to the Assets. Purchaser agrees to provide Seller reasonable access for legitimate business purposes to the original Books and Records for a period of five years. Notwithstanding the foregoing, Seller may retain its Tax Returns and all corporate minute and stock books. Seller shall provide Purchaser with such access as it may reasonably request and shall otherwise use its reasonable best efforts to cooperate with Purchaser in connection with the preparation of any financial statements related to the Business that are required to be filed with the Commission.

                  (ii) Change of Seller's Name. Following the Closing, Seller, HomeSpace, Inc. and HomeSpace Delaware, Inc. will take all corporate action necessary to change their names to other names that do not include "HomeSpace" or any variation thereof. Seller will retain the name "HomeSpace Services, Inc." for the sole purpose of closing mortgage loan transactions for a period of 180 days after the Closing (or such shorter period of time by which all such pending mortgage loan transactions shall have been closed), after which time Seller will change the name of this corporation to a name that does not include "HomeSpace" or any variation thereof. Other than as provided in the preceding sentence, the Seller will not use the name "HomeSpace Services, Inc." for any other purpose whatsoever after Closing.

                  (iii) Tax Cooperation. After Closing, Purchaser and Seller shall cooperate and exchange information relating to the Assets as is necessary in (A) filing all Tax Returns, (B) determining any Tax liability or a right to refund of Taxes, (C) conducting or defending any audit or other proceeding in respect of Taxes, or (D) effecting the terms of this Agreement.

                  (iv) Transition. Neither Seller nor any of its Affiliates will take any action that is designed or intended to have the effect of discouraging any customer, supplier or party to a Referral Contract or an Affinity Contract from continuing to have a business relationship with Purchaser after the closing. Seller will refer all customer inquiries relating to the Business to Purchaser from and after the Closing.

                  (v) Interim Service. From time to time during the period from Closing until August 31, 2000 and within 2 days after a request therefor is made (which request shall be made in consultation with Purchaser and shall indicate the purposes for which the advance shall be used), Purchaser shall pay to Seller cash advances for Seller's direct operating, staffing and out-of-pocket expenses in connection with Purchaser's having access to the Seller's South Triad, Englewood, Colorado equipment, employees (which shall include approximately 44 transition employees) and facilities from July 31, 2000 through August 31, 2000 and cash advances aggregating $120,000 for Seller's direct operating and out-of-pocket expenses in connection with Purchaser's having access to the Seller's Pasadena, California equipment and facilities from July 31, 2000 through August 31, 2000 ("Service Fees"). Purchaser shall not be obligated to fund the full amounts described in the preceding sentence on the Closing Date and instead shall advance Seller such amounts a reasonable time (but at least two business days) in advance of the time at which it will actually incur such operating, staffing and out-of-pocket expenses. On the Closing Date, Purchaser shall advance Service Fees for Seller's real estate leases, operating and equipment leases, payroll expenses and other expenses to be incurred on or before August 11, 2000 and shall subsequently advance amounts in accordance with this subsection 7(b)(v). Seller shall maintain such facilities, staffing and equipment during such time so that the Purchaser can effectively continue to both operate and transition the Business to other locations during such period. Purchaser shall not be directly responsible for any amounts owed with respect to any real or personal property leases. The actual amount of the Service Fees incurred by Seller directly relating to Purchaser's access will be reconciled with the advance by Purchaser paying any additional amounts owing or Seller refunding any overpayment of Service Fees on or before September 30, 2000. The Parties shall cooperate in good faith with respect to the transitioning of those of Seller's employees that Purchaser desires to hire on a full-time basis (it being understood that Seller shall terminate any such employee prior to Purchaser's hiring such employee).

                  (vi) Employee Severance; Other Employee Matters. Purchaser shall have no obligation to employ any current or former employees of Seller and Purchaser shall have no obligations or liabilities to such employees, whether arising out of the termination by Seller of the employment of any such employees as a result of the transactions contemplated hereby or otherwise, all of which shall be the responsibility of Seller. Notwithstanding the foregoing, if Purchaser employs or makes an offer that is accepted to employ (directly or as a consultant) any employee of Seller for a period exceeding 60 days, Purchaser shall either (a) assume the severance obligation of Seller to such employee reflected on Schedule 7(b)(vi), (b) reimburse Seller for any payments actually made by Seller in accordance with such severance obligation reflected on Schedule 7(b)(vi), (c) or obtain a waiver of such rights from the employee for the benefit of Seller.

                  (vii) Transactions in Process. Purchase will use its commercially reasonable efforts to process and close real estate and mortgage transactions in process at the Closing to the same extent processed by Seller.

                  (viii) Covenant Not to Compete. Seller acknowledges the benefits received by it in connection with the sale of the Assets to Purchaser pursuant to this Agreement. Seller acknowledges that it has special knowledge, expertise, contacts and other information with respect to the Business, and that Purchaser would not enter into this Agreement without obtaining the agreements of Seller set forth in this
         Section 7(b)(viii), which Seller acknowledges and agrees reflect reasonable restrictions necessary and appropriate to protect the interests of Purchaser and to ensure that Purchaser obtains all of the benefits intended to be conveyed to Purchaser pursuant to this Agreement, including the goodwill of the Business.

                           (A) Non-Competition. Seller agrees that, for two
                  years after the Closing, it will not, directly or indirectly, have any ownership interest in, or otherwise engage in, the Business (without regard to the form in which conducted).

                           (B) No Interference With Employees. Seller agrees
                  that, for two years after the Closing, Seller will not, directly or indirectly, solicit, request, induce, assist or encourage any employee of Purchaser (including any former employee of Seller hired by Purchaser) to terminate his or her employment with Purchaser.

                           (C) Trade Secrets; Confidential Information. Seller
                  acknowledges that the Assets include highly sensitive, special or unique information that is confidential or proprietary, and agrees that, except as required by law or to the limited extent necessary to resolve matters with its creditors and only after consultation with Purchaser, it shall not use or divulge, furnish or make accessible to anyone any knowledge or information of a confidential or secret nature with respect to the Business; provided, that Seller, shall give prompt notice to Purchaser prior to any such disclosure required by Law to permit Purchaser to contest such disclosure with the applicable Governmental Body.

                           (D) Miscellaneous. If a court of competent
                  jurisdiction declares that any term or provision of this
                  Section 7(b)(viii) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

                  (ix) Trade Payables. Until all creditor claims are satisfied, Seller shall use the Escrow Cash only to pay the Trade Payables (other than those relating to employee severance obligations).

                  (x) Further Assurances. At the Closing and from time to time after the Closing, at the request of Purchaser and without further consideration, Seller shall promptly execute and deliver to Purchaser such certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action, as may reasonably be requested by Purchaser more effectively to confirm any right obtained by Purchaser hereunder and any obligation expressly assumed by Purchaser hereunder and the ownership of or to put Purchaser in possession of the Assets. To the extent that any consents, waivers or approvals necessary to effectively transfer Seller's rights to contracts or avoid a default thereunder are not obtained prior to the Closing, Seller shall use its best efforts to (A) provide to Purchaser, at the request of Purchaser, the benefits and burdens of any such Asset, and hold the same in trust for Purchaser, (B) cooperate in any reasonable and lawful arrangement, approved by Purchaser, designed to provide such benefits and burdens to Purchaser and (C) enforce and perform, at the request of Purchaser, for the account of Purchaser, any rights or obligations of Seller arising from any such Asset against or in respect of any third person including the right to elect to terminate any contract, arrangement or agreement in accordance with the terms thereof upon the advice of Purchaser. At the Closing and from time to time after the Closing, at the request of Seller and without further consideration, Purchaser shall promptly execute and deliver to Seller such certificates, instruments and other documents, and take such other action, as may reasonably be requested by Seller, to confirm or complete any obligation of Purchaser hereunder or any agreement executed in conjunction herewith.

                  (xi) Forwarding Mail. If, after the Closing, Seller receives any checks, correspondence or other items relating to the Business and Assets being purchased and sold hereunder, it shall promptly forward such items to Purchasers at such location as it shall from time to time specify.

                  (xii) Licenses. Seller shall retain its real estate broker licenses and its mortgage broker licenses for the sole and limited purpose of receiving revenue from such activities as provided under this Agreement. Seller shall surrender all such licenses on the first to occur of the payment of all revenue due under this Agreement or the day that is 180 days from the Closing.

                  (xiii) Assignment of Patent Applications. Seller shall cause Douglas Grey and Richard Ward to assign to Purchaser the patent applications owned by them described in Schedule 5(o).

         8.       Registration Rights.

         (a) Registration Statement. Purchaser shall prepare and file by March 31, 2001 (subject to subsection (c) below), and shall thereafter use its reasonable best efforts to cause to be declared effective, a registration statement providing for the registration under the Securities Act of the shares of LendingTree Common Stock issued hereunder that are held by Purchaser and any Person to whom the Purchaser shall have transferred such shares in accordance with Section 2(a)(iv) of this Agreement (collectively, the "Qualified Holders") to permit the public resale of such shares (the "Registrable Shares").

         (b) Plan of Distribution; Period of Effectiveness. The plan of distribution of the Registrable Shares that will be described in such registration statement shall be reasonably agreed to by Seller and Purchaser but shall not consist of an underwritten offering arranged by Purchaser. Purchaser shall use its reasonable best efforts to keep such registration statement current and effective until the earliest of (i) September 30, 2001 (plus any period during which there shall have been a postponement pursuant to subsection
(c) below), (ii) such time as all of the Registrable Shares registered thereunder shall have been sold or (iii) such time as all of the Registrable Shares may be publicly resold by the Qualified Holders thereof without registration under the Act and without a volume limitation or other pending condition and the Qualified Holders shall have received an opinion from Purchaser's counsel to that effect, after which earliest time Purchaser in its discretion may withdraw such registration statement. Upon receiving such notice, the Qualified Holders shall terminate and shall cause all third parties to terminate any further offer or sale of Registrable Shares pursuant to such registration statement.

         (c) Postponement. Notwithstanding any provision contained herein to the contrary, Purchaser shall be entitled to postpone such registration for a period up to 90 days if the Purchaser delivers to Seller a notice stating that, in the Purchaser's good faith judgment, the filing of such registration statement would be materially detrimental to Purchaser.

         (d) Procedures. Whenever Purchaser registers Registrable Shares pursuant to this Section 8, Purchaser agrees that it shall do the following:

                  (i) Prepare for filing and file with the Commission a registration statement and such amendments and supplements to the registration statement and the prospectus used in connection therewith, and such reports and other filings under the Securities Exchange Act of 1934, as amended, as may be necessary to keep said registration statement effective and to comply with the provisions of the Securities Act with respect to the sale of securities covered by such registration statement until such time as it is permitted to withdraw such registration statement;

                  (ii) Furnish to each Qualified Holder such copies of each preliminary and final prospectus and such other documents as such Qualified Holder may reasonably request to facilitate the public offering of such Qualified Holder's Registrable Shares; and

                  (iii) Use its best efforts to register or qualify the Registrable Shares under the securities or blue sky laws of such U.S. jurisdictions as any Qualified Holder may reasonably request; provided, however, that in connection therewith Purchaser shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction.

         (e) Purchaser Indemnification. In connection with any registration statement filed pursuant to this Section 8, Purchaser shall indemnify and hold harmless any underwriter with respect to the Registrable Shares, each Qualified Holder who has had Registrable Shares so registered, and each person controlling such underwriter or Qualified Holder (collectively, "Indemnified Persons") against all claims, losses, damages and liabilities, including legal and other expenses incurred in investigating or defending the same (collectively, "Losses"), arising out of any untrue statement or alleged untrue statement of a material fact in such registration statement (or in the prospectus, any preliminary prospectus or any supplement to the prospectus contained therein) or any omission or alleged omission to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or arising out of any violation or alleged violation by Purchaser of the Securities Act, any state securities or blue sky laws or any rule or regulation thereunder in connection with such registration, except insofar as the same may have been caused (i) by an untrue statement of a material fact or a material omission in information furnished in writing to Purchaser by such Qualified Holder or such underwriter, as the case may be, expressly for use therein or (ii) by any Qualified Holder's or any such underwriter's failure to send or give a purchaser of any such Registrable Shares, at or prior to the written confirmation of the sale, a copy of the applicable prospectus, as then amended or supplemented.

         (f) Seller's Obligations. Notwithstanding anything to the contrary in this Section 8, it shall be a condition to Purchaser's obligation to include Registrable Shares of a Qualified Holder in or file a registration statement pursuant to this Section 8 that such Qualified Holder (i) furnish Purchaser in writing all information with respect to (A) such Qualified Holder and (B) the intended methods of disposition or distribution of such Registrable Shares (which methods shall be reasonably acceptable to Purchaser), (ii) agree in writing to indemnify and hold harmless Purchaser, each director of Purchaser, each officer of Purchaser signing such registration statement, any other person having securities covered by such registration statement, each participating underwriter and each person, if any, controlling (within the meaning of the Securities Act) Purchaser, such underwriters, or such other person from and against any and all loss, damage, liability and expense arising out of any misstatement in or omission from information furnished to Purchaser by such Qualified Holder pursuant to clause (i) of this subsection resulting in a material misstatement in or material omission from such registration statement and each preliminary prospectus, prospectus, post-effective amendment, supplement or similar document forming a part thereof, (iii) agree in writing that, in the event they are notified by Purchaser that in its judgment the registration statement or prospectus should be amended or supplemented in order to avoid any material misstatements or omissions, they will suspend any further offers or sales of the Registrable Shares until such time as such amendment or supplement has been prepared and become effective and (iv) agree in writing that they will offer and sell, and cause any and all third parties acting on behalf of any such Qualified Holder to offer and sell, Registrable Shares only in accordance with the plan of distribution described in any such registration statement or prospectus.

         (g) Expenses. Purchaser agrees to bear and to pay all reasonable expenses of registration of the Registrable Shares pursuant to this Section 8 other than any underwriting or selling discounts or commissions associated with the offer and sale thereof and any legal fees and expenses of any counsel engaged by Seller or the Qualified Holders.

         (h) Other Securities. The provisions of this Section 8 shall apply mutatis mutandi to any shares or other securities of Purchaser resulting from any stock split or reverse split, stock dividend, reclassification of the capital stock of which may be received by any of the Qualified Holders by virtue of their ownership of the Registrable Shares.

         9. Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions:

                  (a) the representations and warranties of Seller set forth in
         Section 5 shall be true and correct in all material respects at and as of the Closing Date;

                  (b) Seller shall have performed and complied with all of its covenants hereunder through the Closing;

                  (c) no action, suit, or proceeding shall be pending or threatened before any Governmental Body wherein an unfavorable Order would prevent consummation of any of the transactions contemplated by this Agreement or materially or adversely affect the right of Purchaser to own the Assets nor shall any such Order be in effect;

                  (d) Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, certifying as to the incumbency and genuineness of the signature of each officer of Seller executing this Agreement or any of the other documents contemplated hereby and certifying as to the matters described in clauses (a) and (b) above;

                  (e) Seller shall have delivered to Purchaser a Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit B hereto and Assignments of Patents, Patent Applications, Trademarks, Copyrights and URLs in substantially the form of Exhibit C-1 to -5 hereto;

                  (f) Purchaser shall have received from counsel to Seller an opinion substantially in the form of Exhibit D hereto, addressed to Purchaser, and dated as of the Closing Date;

                  (g) The transactions contemplated hereby shall have been approved by the requisite vote of the Board of Directors of Purchaser;

                  (h) The transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of HomeSpace, Inc. at its meeting to be held on July 30, 2000 (or any adjournment thereof);

                  (i) Seller shall have delivered to Purchaser a letter from Ernst & Young, LLP agreeing to deliver the following items within three
         (3) days after the Closing Date: (i) Seller's audited balance sheet and statement of operations, stockholders' equity (deficit) and cash flows as of and for the fiscal year ended March 31, 2000 which shall (A) not differ in any material respect from the unaudited financial statements for such period attached as Schedule 1(f) hereto and (B) be accompanied by the report of Ernst & Young, LLP thereon which shall be unqualified (other than for a "going-concern" type qualification to the extent deemed necessary by Ernst & Young, LLP) and (ii) the written confirmation of Ernst & Young, LLP that such firm will consent to the use of its reports on Seller's financial statements in all filings by Purchaser under the Securities Act and the Securities Exchange Act of 1934, as amended, in which the inclusion of such reports and consent is required.

                  (j) Purchaser shall have executed an agreement with Prism Mortgage Company;

                  (k) Purchaser shall have received executed consents to assignment of the Affinity Contract with Delta Airlines, Inc.;

                  (l) Purchaser shall have received copies of all regulatory audit letters referenced in Schedule 5(p) and such other regulatory due diligence items as it has specifically requested and Purchaser shall be reasonably satisfied with its review of such letters and items;

                  (m) Purchaser shall have received notice from Costco Companies Inc., that the Affinity Contract between Costco Companies, Inc. and Seller has not been terminated and will be fully and properly assigned to Purchaser at Closing;

                  (n) None of the HomeSpace Companies shall be the subject of a Bankruptcy Proceeding; and

                  (o) The Escrow Agreement shall have been executed and delivered by all the parties thereto.

         10. Conditions to Obligation of Seller . The obligation of Seller to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions:

                  (a) the representations and warranties of Purchaser and Acquisition Sub set forth in Section 6 shall be true and correct in all material respects at and as of the Closing Date;

                  (b) Purchaser and Acquisition Sub shall have performed and complied with all covenants hereunder through the Closing;

                  (c) no action, suit, or proceeding shall be pending or threatened before any Governmental Body wherein an unfavorable Order would prevent consummation of any of the transactions contemplated by this Agreement nor shall any such Order be in effect;

                  (d) Purchaser and Acquisition Sub shall have delivered to Seller a certificate, dated as of the Closing Date certifying as to the incumbency and genuineness of the signature of each officer of Purchaser and Acquisition Sub executing this Agreement or any of the other documents contemplated hereby and certifying as to the matters described in clauses (a) and (b) above;

                  (e) Acquisition Sub shall have delivered to Seller a Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit B hereto;

                  (f) Seller shall have received from counsel to Purchaser opinions substantially in the form of Exhibit E hereto, addressed to Seller, and dated as of the Closing Date;

                  (g) the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of HomeSpace, Inc. at its meeting to be held on July 30, 2000 (or any adjournment thereof); and

                  (h) The Escrow Agreement shall have been executed and delivered by all the parties thereto.

         11.      Indemnification.

         (a) Indemnification by Seller. After the Closing, subject to the terms and conditions of this Section 11, Seller will indemnify and hold harmless Purchaser and its Affiliates from all Losses, directly or indirectly, relating to or arising from: (i) any breach of any representation or warranty made by Seller in this Agreement or in any agreement entered into in connection herewith; (ii) any breach of any covenant or agreement of Seller in this Agreement or in any agreement Seller entered into in connection herewith; (iii) any Liability of Seller and its Affiliates other than the Assumed Liabilities;
(iv) the other matters as to which Seller has agreed to indemnify Purchaser as set forth in Section 14 and 16 hereof, and (v) any claim by a third party against or with respect to the Assets, or any other claim by a third party against Purchaser or its Affiliates arising out of any act or omission as alleged act or omission of Seller, unless such claim is with respect to the failure of Purchaser to duly pay or perform the Assumed Liabilities as and when due.

         (b) Indemnification by Purchaser. After the Closing, subject to the terms and conditions of this Section 11, Purchaser will indemnify and hold harmless Seller and its Affiliates from all Losses, directly or indirectly, relating to or arising from: (i) any breach of any representation or warranty made by Purchaser or Acquisition Sub in this Agreement or in any agreement entered into in connection herewith; (ii) any breach of any covenant or agreement of Purchaser or Acquisition Sub in this Agreement or in any agreement entered into in connection herewith; and (iii) any failure to pay the Assumed Liabilities as and when due.

         (c) Survival and Time Limitations. All representations, warranties, covenants and agreements of Purchaser, Seller and Acquisition Sub in this Agreement and in any agreement entered into in connection herewith will survive the Closing. If the Closing occurs, Seller will have no liability with respect to any claim for any breach of any representation or warranty unless Purchaser notifies Seller of such a claim on or before the date six months after the Closing Date; provided, however, that any claim made with respect to Sections 2, 3, 7(b)(ii), (iii), (viii) and (ix), 8 and 17(c) may be made at any time without any time limitation. If the Closing occurs, Purchaser will have no liability with respect to any claim for any breach of any representation or warranty unless Seller notifies Purchaser of such a claim on or before the date six months after the Closing Date; provided, however, that any claim made with respect to Sections 2, 3, 7(b)(iii), (vi) and (ix) and 8 may be made at any time without any time limitation. If Purchaser or Seller, as applicable, provides proper notice of a claim within the applicable time period set forth above, liability for such claim shall continue until such claim is resolved.

         (d) Limitations on Indemnification by Seller; Use of Escrow Shares to Satisfy Claims. Seller will have no Liability with respect to the matters described in Section 11(a)(i) until the total of all Losses with respect to such matters exceeds $50,000 (the "Basket Amount"), at which point Seller will be obligated to indemnify and hold harmless Purchaser and its Affiliates for all Losses in excess of the Basket Amount. Any claims that Purchaser has under this
Section 11 shall be satisfied first by recourse to Escrow Shares in accordance with the provisions of the Escrow Agreement and thereafter by recourse to Seller. For purposes of any such reduction, the Escrow Shares shall be valued in the manner contemplated by Section 2(a)(iii) above.

         (e)      Loss Indemnity Procedure.

                  (i) Upon the receipt by the Party claiming a right of indemnification (the "Indemnified Party") of information relating to the purported existence of facts or circumstances involving a third party claim that could result in the incurrence of Loss (a "Covered Action"), the Indemnified Party shall promptly, but no later than fifteen (15) days after learning of such receipt, give written notice thereof, with reasonable specificity of the facts as then known, to the Party having the indemnification obligation (the "Indemnifying Party"); provided, that, failure to give timely notice shall not release the Indemnifying Party of its obligations hereunder except, and only, to the extent the Indemnifying Party suffers actual prejudice as a result of such failure.

                  (ii) The Indemnifying Party shall have the right to assume the defense of any such Covered Action involving a third party claim by giving written notice (the "Assumption Notice") to the Indemnified Party within ten (10) days after notice is given pursuant to Section 11(e)(i) above, which Assumption Notice shall state that (A) the Indemnifying Party agrees that the claimant is entitled to indemnification hereunder and that any resulting Loss is a Loss for which it is liable and (B) the Indemnifying Party agrees to assume the defense thereof in the name and on behalf of the Indemnified Party with counsel reasonably satisfactory to the Indemnified Party, in either event at the sole cost and expense of the Indemnifying Party; provided, that (1) all such costs and expenses of the foregoing counsel, if not paid by the Indemnifying Party and instead paid by the Indemnified Party shall be Losses indemnifiable by the Indemnifying Party under
         Section 11(a) or (b), as the case may be, (2) the Indemnified Party, notwithstanding the timely delivery of an Assumption Notice, may participate in such Covered Action through counsel separately selected and paid for by the Indemnified Party, and (3) if no Assumption Notice is timely given, or despite the giving of the Assumption Notice the defendants in any Covered Action include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to conduct the defense of such action on its behalf, and all such costs and expenses shall be paid by the Indemnifying Party and, if paid by the Indemnified Party, shall be Losses under Section 11(a) or (b), as the case may be.

                  (iii) Where Seller is the Indemnifying Party, Seller shall not consent to the entry of any judgment or enter into any settlement without the written consent of Purchaser, which shall not be unreasonably withheld or delayed.

                  (iv) A claim for indemnification not involving a third party claim may be asserted by notice to the Indemnifying Party.

         (f) Exclusive Remedy. After the Closing, this Section 11 will provide the exclusive legal remedy for the breach of any representation, warranty, covenant or agreement contained herein except for claims involving fraud or willful misconduct. This Section 11 will not affect any remedy any Party may have under this Agreement prior to the Closing or upon termination. Additionally, Purchaser shall be entitled to pursue injunctive relief with respect to breaches of Section 7(b)(viii) hereof.

         12. Confidentiality; Public Announcements. Prior to the Closing, the transactions contemplated herein may be disclosed by Purchaser and Seller to their respective Boards of Directors, management personnel, legal, accounting and financial advisors, lenders, employees and other representatives and third parties on a "need-to-know" basis, but neither Purchaser, Seller nor any of their representatives shall make any public disclosure of the proposed transaction without the prior consent of the other Party; provided, that a party may make such disclosure to others without the consent of the other party if the disclosing party reasonably believes that such disclosure is required by applicable law or the rules of the Nasdaq National Market and the disclosing party promptly notifies the other party of such disclosure and the reason therefor. Both before and after the Closing, the parties will use their reasonable efforts to cooperate with each other in making any disclosures as to the proposed acquisition and as to the form and substance of any press releases, announcements and other disclosures.

         13. Termination. This Agreement may be terminated as provided below:

                  (a) Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) if Seller has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, provided Purchaser has notified Seller of the breach and the breach has continued without cure for a period of ten (10) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before 5:00 p.m. E.D.T. on August 2, 2000, by reason of the failure of any condition precedent under Section 9 (unless the failure results primarily from Purchaser or Acquisition Sub breaching any representation, warranty, covenant or agreement contained in this Agreement); and

                  (c) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) if Purchaser has breached of any representation, warranty, covenant or agreement contained in this Agreement in any material respect, provided Seller has notified Purchaser of the breach and the breach has continued without cure for a period of ten (10) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before 5:00 p.m. E.D.T. on August 2, 2000, by reason of the failure of any condition precedent under Section 10 (unless the failure results primarily from Seller breaching any representation, warranty, covenant or agreement contained in this Agreement).

                  (d) Seller shall pay to Purchaser a termination fee in the amount of $300,000 if Purchaser has satisfied all conditions to Closing to be performed by it and this Agreement is terminated by Seller in accordance with Section 13(c)(ii) above and within 120 days from the termination Seller consummates an Alternative Transaction. "Alternative Transaction" means any sale of all, or substantially all, of the Assets of, or a majority of voting securities of, or any merger, consolidation, recapitalization or other business combination involving, HomeSpace, HomeSpace Delaware, Inc. or HomeSpace, Inc.

         14. Brokers. Except as provided for below, each of the Parties hereto represents and warrants to the other that it has not employed or dealt with any broker in connection with any transactions contemplated by this Agreement, and shall save the other parties hereto harmless from any and all other claims at any time hereafter made for brokers' or finders' fees or commissions, which claim or claims arise out of any agreement alleged to have been made or action taken by the other, concerning or relating to the subject matter of this Agreement. Notwithstanding the foregoing, Seller acknowledges that it has engaged Lehman Brothers in regards to this transaction and shall have full responsibility for the payment of any fee due it and agrees to indemnify Purchaser and its Affiliates and hold them harmless from and against any claims by Lehman Brothers related to this Agreement and the transaction contemplated hereby.

         15.      Notices.

         (a) All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile, by overnight courier, or by registered or certified mail, return receipt requested, to the Parties at their respective addresses set forth below:

         If to Purchaser:            LendingTree, Inc.
                                     11115 Rushmore Drive
                                     Charlotte, North Carolina  28277
                                     Attention:  Kim Gorsuch-Bradbury
                                                 Robert J. Flemma, Jr.
                                     Facsimile:  (704) 540-2486

         with a copy to:             Kennedy Covington Lobdell & Hickman, L.L.P.
                                     Bank of America Corporate Center
                                     Suite 4200
                                     100 North Tryon Street
                                     Charlotte, North Carolina 28202-4006
                                     Attention:  Sean M. Jones
                                                 William J. Walsh
                                     Facsimile:  (704) 331-7598

         If to Seller:               HomeSpace Services, Inc.
                                     c/o Global Retail Partners
                                     2121 Avenue of the Stars
                                     Suite 1630
                                     Los Angeles, California  90049
                                     Attention:  Henry DeNero
                                     Fax:  (310) 785-5111
         with a copy to:             Latham & Watkins
                                     650 Town Center Drive, Suite 2000
                                     Costa Mesa, California 92626-1925
                                     Attention:  Cary Hyden
                                     Facsimile:  (714) 755-8290

         Notice given by mail (registered or certified, return receipt requested) shall be deemed given four business days after deposit with the United States Postal Service; notice given by facsimile shall be deemed given one business day after receipt of telecopied confirmation thereof; notice given by overnight courier shall be deemed given one business day after delivery into the custody and control of such overnight courier service for next day delivery; and notice delivered in person shall be deemed given one business day after such delivery.

         (b) Any Party hereto may change the address to which any notice or other communication shall be given by a notice to such effect complying with
Section 15(a).

         16. Bulk Transfer Compliance. Inasmuch as Purchaser is to assume the Assumed Liabilities and Seller has agreed to duly pay, perform and discharge all Liabilities of Seller other than the Assumed Liabilities, Purchaser and Seller hereby mutually agree to waive compliance with the provisions of Article 6 of the Uniform Commercial Code, entitled "Uniform Commercial Code - Bulk Transfers," in the jurisdictions applicable and to the extent applicable to the transactions contemplated hereby. Seller covenants and agrees to indemnify and save harmless Purchaser from and against any and all Losses arising out of noncompliance with such bulk transfers laws except to the extent such Losses arise solely out of Purchaser's failure to pay, perform and discharge the Assumed Liabilities as and when due, in which case Purchaser agrees to indemnify and save harmless Seller.

         17.      Miscellaneous.

         (a) Rights Confined to Parties. Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any Person (including any employee of Seller of its Affiliate), other than the Parties hereto, and their respective successors and assigns as permitted hereunder, any right, remedy or claim under or by reason of this Agreement and all the terms, covenants, and agreements contained herein shall be for the sole and exclusive benefit of the Parties hereto and their permitted successors and assigns.

         (b) Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, and the other agreements expressly contemplated hereby, constitute the entire understanding among the Parties hereto with respect to the subject matter hereof and thereof and supersede any and all prior agreements between the Parties hereto with respect to the subject matter hereof and thereof.

         (c) Assignment. This Agreement is not assignable by any Party hereto and any purported assignment shall be null and void and of no effect. Notwithstanding the foregoing, Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any Person who succeeds to substantially all of Purchaser's assets and business and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain primarily responsible for the payment and performance of all of its obligations hereunder).

         (d) Expenses. Each Party will bear all expenses incurred by it and its representatives in connection with the transactions contemplated hereby.

         (e) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not affect the validity or enforceability of any other provision in such jurisdiction or the validity or enforceability of such provision in any other jurisdiction.

         (f) Effect of Headings. The Article, Section, Subsection, Exhibit and Schedule headings contained herein or therein are for convenience only and shall not affect the construction hereof.

         (g) Governing Law. This Agreement, and all the rights and obligations of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision that would cause the laws of any other jurisdiction to be applied.

         (h) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which shall constitute the same instrument.

                                    * * * * *

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.

                                  HOMESPACE SERVICES, INC.



                                  By:    /s/ Henry DeNero
                                     -----------------------------------------
                                  Name:  Henry DeNero
                                  Title: Chairman and Chief Executive Officer

                                  LENDINGTREE, INC.




                                  By:    /s/ Douglas R. Lebda
                                     -----------------------------------------
                                  Name:  Douglas R. Lebda
                                  Title: CEO


                                  HOMESPACE ACQUISITION COMPANY


                                  By:    /s/ Douglas R. Lebda
                                     -----------------------------------------
                                  Name:  Douglas R. Lebda
                                  Title: CEO

                             Schedules and Exhibits
                                       to
                            ASSET PURCHASE AGREEMENT


                                    SCHEDULES

Schedule 1(a)         -    Referral Contracts
Schedule 1(b)         -    Home Services Contracts
Schedule 1(c)         -    Receivables
Schedule 1(d)         -    Certain Software
Schedule 1(e)         -    Tangible Assets
Schedule 1(f)         -    Financial Statements
Schedule 2(b)(iv)     -    Referral Transactions Initiated Prior to Closing
Schedule 2(c)         -    Trade Payables
Schedule 5(b)         -    Noncontravention and Third Party Consents
Schedule 5(c)         -    Encumbrances
Schedule 5(d)         -    Litigation
Schedule 5(g)         -    Conduct of Business
Schedule 5(i)         -    Defaults
Schedule 5(m)         -    Agreements, Contracts and Commitments
Schedule 5(o)         -    Patents, Copyrights, Trademarks, URLs and Licenses
Schedule 5(p)         -    Correspondence with Regulatory Bodies
Schedule 5(q)         -    Product and Service Warranties
Schedule 7(b)(vi)     -    Severance


                                    EXHIBITS

Exhibit A         -        Form of Escrow Agreement
Exhibit B         -        Form of Bill of Sale, Assignment and Assumption
                            Agreement
Exhibit C-1       -        Form of Assignment of Trademarks and Tradenames
Exhibit C-2       -        Form of Assignment of Patents
Exhibit C-3       -        Form of Assignment of Patent Applications
Exhibit C-4       -        Form of Assignment of URL/Domain Names
Exhibit C-5       -        Form of Assignment of Copyrights
Exhibit D         -        Form of Legal Opinion of Seller's Counsel
Exhibit E         -        Form of Legal Opinions of Purchaser's Counsel





                                       i